Exhibit 99.1

Sonos Reports Fourth Quarter and Fiscal 2022 Results

Eddie Lazarus Appointed Chief Financial Officer

Santa Barbara, CA – November 16, 2022 - Sonos, Inc. (Nasdaq: SONO) today reported fourth quarter and fiscal 2022 results.

Fiscal 2022 Financial Highlights (unaudited)

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Revenue increased 2.1% year-over-year to $1,752.3 million; on a constant-currency basis, revenue increased approximately 4.9% year-over-year
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Gross margin decreased (180) basis points year-over-year to 45.4%
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GAAP net income of $67.4 million compared to $158.6 million last year
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GAAP diluted earnings per share (EPS) of $0.49 compared to $1.13 last year
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Non-GAAP net income1 of $165.9 million compared to $248.3 million last year
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Non-GAAP diluted EPS1 of $1.20 compared to $1.77 last year
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Adjusted EBITDA of $226.5 million compared to $278.6 million last year
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Adjusted EBITDA margin of 12.9% compared to 16.2% last year
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Free cash flow of $(74.5) million. Cash flows (used) in operating activities of $28.3 million

Fourth Quarter 2022 Financial Highlights (unaudited)

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Revenue decreased 12.0% year-over-year to $316.3 million; on a constant-currency basis, revenue decreased approximately 6.6% year-over-year
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Gross margin decreased 720 basis points year-over-year to 39.2%
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GAAP net (loss) of $(64.1) million compared to $(8.7) million last year
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GAAP diluted (loss) per share of $(0.50) compared to $(0.07) last year
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Non-GAAP net (loss)1 of $(40.4) million compared to non-GAAP net income of $11.8 million last year
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Non-GAAP diluted (loss) per share1 of $(0.32) compared to $0.08 last year
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Adjusted EBITDA of $(25.6) million compared to $17.1 million last year
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Adjusted EBITDA margin of (8.1%) compared to 4.8% last year
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Free cash flow of $(125.2) million. Cash flows (used) in operating activities of $103.9 million

Notes: 1 Non-GAAP net income/EPS and non-GAAP net (loss)/(loss) per share exclude stock-based compensation and legal and transaction related fees. See “Use of Non-GAAP Measures” and reconciliations to GAAP measures below.

“The macroeconomic backdrop became significantly more challenging in Fiscal 2022 and I am proud of our team's tremendous efforts to deliver our 17th consecutive year of revenue growth. We grew the team to build on our leadership in existing categories, and pursue four additional categories, to ultimately capture more of the $96 billion global audio market. We were pleased to see trends stabilize in Q4, and head into the holidays with a good early response to our latest product, Sub Mini, and our healthiest in-stock inventory position in three years,” said Patrick Spence, CEO of Sonos.

Mr. Spence continued, “We will remain disciplined as we invest in the year ahead, and will take all necessary steps to protect the health of the business. My conviction in the long-term potential of Sonos has never been stronger. As these headwinds subside, I am confident that we will return to double-digit revenue growth.”

Sonos today announced that Eddie Lazarus, the Company’s interim Chief Financial Officer and Chief Legal Officer, has been appointed as Chief Financial Officer of the Company. A search will commence for a General Counsel who will assume the day-to-day responsibilities of the legal organization, reporting to Mr. Lazarus.

“Eddie has seamlessly transitioned into his expanded role and made an immediate impact on the organization,” said Mr. Spence. “I am confident that under his leadership we will execute on our strategic priorities, drive greater organizational efficiency and make continued progress toward delivering on our long term financial targets.”

Fiscal 2023 Outlook

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Revenue in the range of $1.7 billion to $1.8 billion, representing a decline of -3% to growth of 3% from fiscal 2022, or growth of 1% to 7% on a constant currency basis
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Gross margin in the range of 45.0% to 46.0%
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Adjusted EBITDA in the range of $145 million to $180 million, representing a decline of 36% to 21% from fiscal 2022
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Adjusted EBITDA margin of 8.5% to 10.0%

Fiscal 2022 Company Highlights (unaudited)

Key Metrics:

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Total households increased 11% to 14.0 million in fiscal 2022
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Existing households accounted for 44% of new product registrations in fiscal 2022
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Average number of registered products per household of 2.98 in fiscal 2022 vs 2.95 last year
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Listening hours increased 6% year-over-year to 12.8 billion
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Direct-to-consumer (DTC) revenue decreased 5% and represented 23% of total revenue
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New disclosure: Installer Solutions (IS) revenue increased 28% and represented 21% of total revenue

New Stock Repurchase Program

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As announced in a separate release today, the company’s Board of Directors has authorized a new common stock repurchase program of up to $100 million.
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Under its most recently completed repurchase program, the company repurchased $150 million in stock, representing 6.6 million shares at an average price of $22.80 per share, enabling the company to return capital to shareholders and offset dilution from compensation plans.

Strategic Initiatives

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Expansion of our Ecosystem
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Mayht - Acquisition Announced April 2022: Mayht is a Netherlands-based company that has invented a new, revolutionary approach to audio transducers. Transducers are the foundational element within speakers that create sound, and Mayht has re-engineered them to enable smaller and lighter form factors while producing exceptional sound.
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Sonos Voice Control - May 2022: The first voice experience created purely for listening on Sonos. Designed with privacy at its core, Sonos Voice Control is the simplest way to control your music, offering complete command of your Sonos system using only your voice.
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Sonos Ray - June 2022 - $279 MSRP: Our entry-level, smart soundbar for TV, music and more.
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Sub Mini - September 2022 - $429 MSRP: The wireless subwoofer that sets a new standard in its category for powerful, balanced bass. Building on the award-winning design of Sub, Sub Mini delivers rich, clear low end in a more compact, cylindrical design.
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Expansion of our Brand
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LFC delivered TV viewership of over 270M in Season 1/ FY22.
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ESPN delivered 205M impressions in its first season.
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Food52, a platform with a large female following, delivered more than 28M impressions by the end of FY22
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For the launch of Roam Colors, more than 170 advocates in the outdoor, travel and wellness spaces delivered inspiring video content showcasing how they Feel More with Sonos, resulting in more than 70M impressions in FY22
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Responsibility and Innovation
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Recognized as one of the best places to work for LGBTQ+ equality by the Human Rights Campaign (HRC) Foundation.
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Publishing annual Listen Better Report on November 29th, highlighting the work we have done to improve our efforts as a responsible company. In FY22, we advanced our Climate Action Plan by conducting an annual assessment of our greenhouse gas emissions.
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Won two awards for our product packaging. First-place in 2022 Dieline Awards under the electronics, office, e-commerce, entertainment and self-promo category, and Industrial Designers Society of America IDEA 2022 Jury Chair Award for Sonos Global Packaging System.
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Won CIO 100 award for “IT in a Box.”

Supplemental Earnings Presentation

The company has posted a supplemental earnings presentation accompanying its fourth quarter and fiscal 2022 results to the Earnings Reports section of its investor relations website at https://investors.sonos.com/reports-and-filings/default.aspx#section=earningsreports.

Conference Call, Webcast and Transcript

The company will host a webcast of its conference call and Q&A related to its fourth quarter and fiscal 2022 results on November 16, 2022, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants may access the live webcast in listen-only mode on the Sonos investor relations website at https://investors.sonos.com/news-and-events/default.aspx.

The conference call may also be accessed by dialing (888) 330-2454 with conference ID 8641747. Participants outside the U.S. can access the call by dialing (240) 789-2714 using the same conference ID.

An archived webcast of the conference call and a transcript of the company’s prepared remarks and Q&A session will also be available at https://investors.sonos.com/reports-and-filings/default.aspx#section=earningsreports following the call.

Consolidated Statements of Operations and Comprehensive Income (Loss)
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue	$ 316,290	$ 359,539	$ 1,752,336	$ 1,716,744
Cost of revenue	192,191	192,608	955,969	906,750
Gross profit	124,099	166,931	796,367	809,994
Operating expenses
Research and development	67,274	65,783	256,073	230,078
Sales and marketing	72,649	73,236	280,333	272,124
General and administrative	44,240	39,457	170,429	152,828
Total operating expenses	184,163	178,476	706,835	655,030
Operating income	(60,064)	(11,545)	89,532	154,964
Other income (expense), net
Interest income	1,070	33	1,655	146
Interest expense	(168)	(67)	(552)	(592)
Other income (expense), net	(8,364)	(2,271)	(21,905)	2,407
Total other income (expense), net	(7,462)	(2,305)	(20,802)	1,961
Income (loss) before provision for (benefit from) income taxes	(67,526)	(13,850)	68,730	156,925
Provision for (benefit from) income taxes	(3,459)	(5,106)	1,347	(1,670)
Net income (loss)	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595

Net income (loss) attributable to common stockholders:
Basic and diluted	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595

Net income (loss) per share attributable to common stockholders:
Basic	$ (0.50)	$ (0.07)	$ 0.53	$ 1.30
Diluted	$ (0.50)	$ (0.07)	$ 0.49	$ 1.13

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	127,104,659	126,351,433	127,691,030	122,245,212
Diluted	127,104,659	126,351,433	137,762,078	140,309,152

Total comprehensive income (loss)
Net income (loss)	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595
Change in foreign currency translation adjustment	(249)	252	(2,221)	514
Comprehensive income (loss)	$ (64,316)	$ (8,492)	$ 65,162	$ 159,109

Consolidated Balance Sheets
(unaudited, dollars in thousands, except par values)
	As of
	October 1, 2022	October 2, 2021
Assets
Current assets:
Cash and cash equivalents	$ 274,855	$ 640,101
Accounts receivable, net of allowances	101,206	100,779
Inventories	454,288	185,130
Prepaids and other current assets	37,042	31,504
Total current assets	867,391	957,514
Property and equipment, net	86,168	71,341
Operating lease right-of-use assets	28,329	33,841
Goodwill	77,300	15,545
Intangible assets, net:
In-process research and development	64,680	20,100
Other intangible assets	26,384	4,350
Deferred tax assets	1,508	10,028
Other noncurrent assets	36,628	26,085
Total assets	$ 1,188,388	$ 1,138,804

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 335,758	$ 214,996
Accrued expenses	109,290	108,029
Accrued compensation	23,624	77,695
Deferred revenue, current	27,318	35,866
Other current liabilities	39,649	39,544
Total current liabilities	535,639	476,130
Operating lease liabilities, noncurrent	25,596	33,960
Deferred revenue, noncurrent	56,152	53,632
Deferred tax liabilities	9,642	2,394
Other noncurrent liabilities	846	3,646
Total liabilities	627,875	569,762
Stockholders’ equity:
Common stock, $0.001 par value	130	129
Treasury stock	(50,896)	(50,276)
Additional paid-in capital	617,390	690,462
Accumulated deficit	(2,514)	(69,897)
Accumulated other comprehensive loss	(3,597)	(1,376)
Total stockholders’ equity	560,513	569,042
Total liabilities and stockholders’ equity	$ 1,188,388	$ 1,138,804

Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)
	Twelve months ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities
Net income	$ 67,383	$ 158,595
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	38,504	33,882
Impairment and abandonment	62	3,552
Stock-based compensation expense	75,640	62,127
Other	10,919	1,951
Deferred income taxes	(1,508)	(8,330)
Foreign currency transaction (gain) loss	10,775	(1,108)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,513)	(45,697)
Inventories	(277,489)	(7,911)
Other assets	(16,604)	(30,009)
Accounts payable and accrued expenses	129,686	26,231

Accrued compensation	(52,904)	33,447
Deferred revenue	(1,667)	27,587
Other liabilities	(5,544)	(1,091)
Net cash provided by (used in) operating activities	(28,260)	253,226
Cash flows from investing activities
Purchases of property and equipment, intangible and other assets	(46,216)	(45,531)
Cash paid for acquisitions, net of acquired cash	(126,416)	—
Net cash used in investing activities	(172,632)	(45,531)
Cash flows from financing activities
Payments for debt issuance costs	(929)
Proceeds from exercise of stock options	40,443	147,818
Payments for repurchase of common stock	(150,121)	(50,014)
Payments for repurchase of common stock related to shares withheld for tax in connection with vesting of restricted stock units	(39,653)	(47,837)
Payments of borrowings	—	(25,000)
Net cash provided by (used in) financing activities	(150,260)	24,967
Effect of exchange rate changes on cash and cash equivalents	(14,094)	148
Net increase (decrease) in cash and cash equivalents	(365,246)	232,810
Cash and cash equivalents
Beginning of period	640,101	407,291
End of period	$ 274,855	$ 640,101
Supplemental disclosure
Cash paid for interest	$ 344	$ 502
Cash paid for taxes, net of refunds	$ 9,306	$ 4,114
Cash paid for amounts included in the measurement of lease liabilities	$ 14,636	$ 18,657
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable and accrued expenses	$ 9,112	$ 5,653
Right-of-use assets obtained in exchange for new operating lease liabilities	$ 5,054	$ 2,010

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, dollars in thousands except percentages)
	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income (loss)	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595
Add (deduct):
Depreciation and amortization	10,805	8,093	38,504	33,882
Stock-based compensation expense	18,177	15,372	75,640	62,127
Interest income	(1,070)	(33)	(1,655)	(146)
Interest expense	168	67	552	592
Other (income) expense, net	8,364	2,271	21,905	(2,407)
Provision for (benefit from) income taxes	(3,459)	(5,106)	1,347	(1,670)
Restructuring and related expenses(1)	—	165	—	(2,446)
Legal and transaction related costs(2)	5,529	5,028	22,873	30,058
Adjusted EBITDA	$ (25,553)	$ 17,113	$ 226,549	$ 278,585
Revenue	$ 316,290	$ 359,539	$ 1,752,336	$ 1,716,744
Adjusted EBITDA margin	(8.1)%	4.8%	12.9%	16.2%

(1) Restructuring and related expenses for the twelve months ended October 2, 2021, include a gain of $2.8 million, related to our negotiation for the early termination of a facility lease that was part of the 2020 restructuring plan. The gain represents the difference between the related operating lease liability and previously accrued restructuring expenses versus the early termination payment.

(2) Legal and transaction related costs consist of expenses related to our intellectual property litigation against Alphabet Inc. and Google LLC as well as legal and transaction costs associated with our acquisition activity, which we do not consider representative of our underlying operating performance.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(unaudited, in thousands, except share and per share amounts)
	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Reconciliation of GAAP net income (loss)
GAAP net income (loss)	$ (64,067)	$ (8,744)	$ 67,383	$ 158,595
Stock-based compensation expense	18,177	15,372	75,640	62,127
Restructuring and related expenses	—	165	—	(2,446)
Legal and transaction related costs	5,529	5,028	22,873	30,058
Non-GAAP net income (loss)	$ (40,361)	$ 11,821	$ 165,896	$ 248,334

Reconciliation of net income (loss) per share
GAAP net income (loss) per share, diluted	$ (0.50)	$ (0.07)	$ 0.49	$ 1.13
Non-GAAP adjustments to net income (loss) per share	$ 0.19	$ 0.15	$ 0.72	$ 0.64
Non-GAAP net income (loss) per share, diluted	$ (0.32)	$ 0.08	$ 1.20	$ 1.77
Weighted-average shares used in GAAP and non-GAAP per share calculation, diluted	127,104,659	126,351,433	137,762,078	140,309,152
Note: Certain figures may not sum due to rounding

Reconciliation of Cash Flows Provided by (Used in) Operating Activities to Free Cash Flow
(unaudited, dollars in thousands)
	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Cash flows provided by (used in) operating activities	$ (103,917)	$ 6,486	$ (28,260)	$ 253,226
Less: Purchases of property and equipment, intangible and other assets	(21,269)	(10,739)	(46,216)	(45,531)
Free cash flow	$ (125,186)	$ (4,253)	$ (74,476)	$ 207,695

Revenue by Product Category
(unaudited, dollars in thousands)
	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Sonos speakers	$ 235,091	$ 273,525	$ 1,368,916	$ 1,378,808
Sonos system products	62,782	67,738	297,110	265,180
Partner products and other revenue	18,417	18,276	86,310	72,756
Total revenue	$ 316,290	$ 359,539	$ 1,752,336	$ 1,716,744

Revenue by Geographical Region
(unaudited, dollars in thousands)
	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Americas	$ 199,686	$ 196,034	$ 1,044,113	$ 980,931
Europe, Middle East and Africa	91,438	137,936	578,034	618,476
Asia Pacific	25,166	25,569	130,189	117,337
Total revenue	$ 316,290	$ 359,539	$ 1,752,336	$ 1,716,744

Stock-based Compensation
(unaudited, dollars in thousands)
	Three Months Ended	Twelve months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Cost of revenue	$ 467	$ 265	$ 1,620	$ 988
Research and development	8,037	6,008	30,724	25,075
Sales and marketing	3,685	3,253	15,335	13,570
General and administrative	5,988	5,846	27,961	22,494
Total stock-based compensation expense	$ 18,177	$ 15,372	$ 75,640	$ 62,127

Use of Non-GAAP Measures

We have provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”), including adjusted EBITDA, adjusted EBITDA margin, free cash flow, net income (loss) excluding stock-based compensation and legal and transaction related fees and diluted earnings (loss) per share excluding stock-based compensation and legal and transaction related fees. These non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making. Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the financial statement tables above. We define adjusted EBITDA as net income adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and other items that we do not consider representative of our underlying operating performance. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We define free cash flow as net cash from operations less purchases of property and equipment and intangible and other assets. We calculate non-GAAP net income (loss) excluding stock-based compensation and legal and transaction related fees as net income (loss) less stock-based compensation and legal and transaction related fees. We calculate non-GAAP diluted earnings (loss) per share excluding stock-based compensation and legal and transaction related fees as net income (loss) less stock-based compensation and legal and transaction related fees divided by our number of shares at fiscal year end. We calculate constant currency growth percentages by translating our prior period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results. We do not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because we cannot do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, we do so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock-based compensation, which is inherently difficult to predict with reasonable accuracy. Stock-based compensation expense is difficult to estimate because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, we do not believe that a GAAP reconciliation would provide meaningful supplemental information about our outlook.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding our outlook for the fiscal year ending September 30, 2023, our long-term outlook, our long-term focus, financial, growth and business strategies and opportunities, growth metrics and targets, our business model, new products, services and partnerships, profitability and gross margins, market growth and our market share, the macroeconomic environment and our ability to weather it, and other factors affecting variability in our financial results. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to the duration and impact of the COVID-19 pandemic and related mitigation efforts on our industry and our supply chain; supply chain challenges, including shipping and logistics challenges, component supply-related challenges and inflationary pressures; our ability to effectively manage inventory levels, particularly during periods of fluctuating component availability; the impact of global economic, market and political events, including the continuing conflict between Russia and Ukraine, foreign currency exchange fluctuations and inflation; changes in consumer income and overall consumer spending as a result of economic or political uncertainty; changes in consumer spending patterns; our ability to successfully introduce new products and services and maintain or expand the success of our existing products; the success of our efforts to expand our direct-to-consumer channel; the success of our financial, growth and business strategies; our ability to meet product demand and manage any product availability delays; and the other risk factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2022 and our other filings filed with the Securities and Exchange Commission (the “SEC”), copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this press release, and we undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. Sonos and Sonos product names are trademarks or registered trademarks of Sonos, Inc. All other product names and services may be trademarks or service marks of their respective owners.

About Sonos

Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos’ innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

Investor Contact

James Baglanis
IR@sonos.com

Press Contact

Tom Lodge

PR@sonos.com

Source: Sonos